Exhibit 10.1

Materion Corporation
6070 Parkland Boulevard, Mayfield Heights, OH 44124
p 216.486.4200 f 216.383.4091 www.materion.com

March 1, 2017

Dear Jugal:

On behalf of the Board of Directors (the “Board”) of Materion Corporation (the “Company”), I am pleased to offer you the position of President and Chief Executive Officer of the Company (“CEO”), effective as of March 3, 2017 (the “Effective Date”). This offer letter (“Letter”) sets forth the terms and conditions of your employment with the Company.

1. Duties and Responsibilities. As CEO, you will have such duties, responsibilities and authority as are customary for the principal executive officer of a publicly traded corporation. You will also serve as a member of the Board. During your service as CEO, you will report to the Board and will work primarily at the Company’s corporate headquarters in Mayfield Heights, Ohio. Your employment with the Company will be on an “at-will” basis, meaning that either the Company or you may terminate your employment at any time, with or without cause or advance notice.

2. Base Salary. Your base salary will be $700,000 per year, less applicable payroll deductions and tax withholdings, payable on the Company’s normal payroll schedule.

3. Annual Bonus. You will be eligible to earn a performance cash bonus, with the target amount of such bonus equal to 90% of the base salary earned by you (“Bonus”). The threshold and maximum amounts of such Bonus will be established annually by the Company’s Compensation Committee (the “Compensation Committee”). Whether or not you earn any portion of your Bonus in a given year will depend on the actual achievement by you and the Company of the performance goals established by the Compensation Committee, and is subject to your continued employment through the end of the performance period. For 2017, your Bonus amount will be based on the full amount of your annual base salary and will not be pro-rated based on the number of days in 2017 in which you are employed by the Company. In all events, any earned Bonus will be paid not later than March 15 of the year following the year in which the Bonus is vested. The Bonus will be subject to any applicable Company “clawback” policies that may be in effect from time to time.

4. Welfare and Retirement Benefits. During your employment with the Company, you will be eligible to participate in the welfare and retirement employee benefit plans made available to other executive officers of the Company under the terms of such plans, as they are in effect from time to time by the Company. The Company reserves the right to change, alter, or terminate any benefit plan or program in its sole discretion. For 2017, Materion will reimburse you (grossed up) for the premium cost of individual family health care coverage that you elect for you and/or your family under a Cigna International Plan or other plan of your choice. Reimbursement for such coverage will be effective immediately upon your start date and end upon enrollment in Materion's health care plans upon your family's repatriation no later than December 31, 2017.

Exhibit 10.1

5. Vacation. You will be eligible for 4 weeks of annual vacation beginning in 2017 and each vacation year thereafter until your length of service grants additional vacation time. Materion’s vacation year runs from July 1 through June 30 each year.
6. Severance and Change in Control Benefits. You will be eligible to execute a severance agreement (the “Severance Agreement”), which will provide that you are eligible to receive the following severance and change in control benefits:

i.
Upon a qualifying termination of your employment within two years following a change in control, you will be eligible to receive twenty-four months Base Pay plus Incentive Pay (as each such term is defined in the Severance Agreement), continued employee welfare benefits for two years, and certain other benefits set forth in the Severance Agreement; and

ii.
Upon a qualifying termination of your employment other than in connection with a change in control (as described above), you will be eligible to receive eighteen months Base Pay plus Incentive Pay (as each such term is defined in the Severance Agreement), continued employee welfare benefits for eighteen months, full vesting of your time-based equity awards and prorated vesting of your performance-based equity awards (based on actual achievement of the applicable performance conditions, as determined by the Board or Compensation Committee at the end of the applicable performance period).

The Severance Agreement also includes certain restrictive covenants to which you will be bound during and after your employment with the Company.

7. Annual Long-Term Incentive Awards. At the discretion of the Board or the Compensation Committee, you will be eligible to receive equity awards under the Company’s long-term incentive plans in amounts that are commensurate with your position and performance. Such awards will generally be evidenced by an award agreement that is in substantially the form as approved by the Compensation Committee, and will be subject to and on such other terms and conditions as required under the Company’s then-effective equity plan or as set forth in the applicable award agreement. Any performance-based awards will also be subject to any applicable Company “clawback” policies that may be in effect from time to time.

For 2017, the Company will recommend that the Board or the Compensation Committee grant you equity awards, as of your Effective Date, under the Company’s 2006 Stock Incentive Plan (as amended and restated as of May 7, 2014) (the “Plan”), based on the Company’s average closing stock price for the month of February 2017, (in accordance with the Company’s standard procedures), in an aggregate grant date fair value of $1,600,000, to be divided between the following awards:

i.
$400,000 in grant date fair value in stock appreciation rights (“SARs”), which shall vest as to one-third of the number of SARs on each of the first three anniversaries of the Effective Date, subject to your continued service through such date, and which shall be exercisable through the seventh anniversary of the Effective Date;

ii.
$400,000 in grant date fair value in restricted stock units (“RSUs”), which shall vest as to one-third of the number of RSUs on each of the first three anniversaries of the Effective Date, subject to your continued service through such date;

iii.
$400,000 in grant date fair value in performance-based RSUs, which shall vest based on the percentile rank of the Company’s total stockholder return (TSR) among the TSR of all members of the Peer Group at the end of the three-year performance period, subject to your continued service through the date the Compensation Committee has certified performance achievement following the end of the performance period; and

Exhibit 10.1

iv.
$400,000 in grant date fair value in performance-based RSUs, which shall vest based on the Company’s achievement of certain strategic return on invested capital (ROIC) performance goals to be determined by the Board or Compensation Committee, over a three-year performance period, subject to your continued service through the date the Compensation Committee has certified performance achievement following the end of the performance period.

Such awards will be eligible for vesting acceleration upon the occurrence of certain events, as more fully described in the Severance Agreement.
For 2018, any SARs or RSUs granted to you will also vest as to one-third of the number of SARs or RSUs, as applicable, on each of the first three anniversaries of the grant date, and any performance-based RSUs granted to you will vest on the Company’s achievement of performance goals to be determined by the Board or Compensation Committee over a three-year performance period.

8. Sign-On Bonus. In consideration of your entering into this Letter and as an inducement to join the Company, the Company will recommend that the Board or the Compensation Committee approve a $1,400,000 sign-on bonus (the “Sign-On Bonus”) to be paid on the first payroll date following the Effective Date. The Sign-On Bonus will become non-forfeitable as to one-third of the amount on the first anniversary of the Effective Date and as to two-thirds of the amount on the second anniversary of the Effective Date. Should you voluntarily terminate your employment or be terminated for willful violation of law or Company policy within two years of the Effective Date, you will be required to reimburse the Company for the amount of the Sign-On Bonus you received that is forfeitable under this Section 8, but only to the extent of the net amount you received for the Sign-On Bonus after taxes paid on such amount that was subject to forfeit.
In the event of your death, disability, or involuntary termination without Cause or for Good Reason (as described in the Severance Agreement), the Sign-On Bonus will become non-forfeitable.

9. Relocation. In connection with your relocation to the Cleveland area, the Company will provide repatriation services which are not already covered under any existing employment or assignment contract with your current employer. As such, you will be eligible to participate in the same relocation services program as other executive officers of the Company. The Company will withhold from any such expense reimbursements the applicable income and employment tax withholdings, as you will be responsible for paying any taxes on these expense reimbursements if they are taxable income under applicable tax law. Relocation benefits are subject to a “clawback” provision. Should you voluntarily terminate your employment or be terminated for willful violation of law or Company policy within 1 year of the Effective Date, you will be required to reimburse the Company for all relocation-related benefits provided to you.

10. Legal Expenses. The Company shall pay or you shall be reimbursed for your reasonable legal fees incurred in negotiating and drafting this Letter and the Severance Agreement, up to a maximum of $10,000, provided that any such payment shall be made on or before March 15 of the calendar year immediately following the Effective Date.

11. Indemnification. In the event that you are made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by you or the Company related to any contest or dispute between you and the Company or any of its affiliates with respect to this Letter or your employment hereunder, by reason of the fact that you are or were a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, you shall be indemnified and held harmless by the Company from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees).

Exhibit 10.1

12. General.

A. No Conflict. By executing this Letter, you represent that your acceptance of employment with the Company and the performance of your duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which you are a party or are otherwise bound. Your acceptance of employment with the Company and the performance of your duties hereunder will also not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

B. Withholding. The Company may withhold from any amounts payable to you all federal, state, city or other taxes as the Company is required to withhold. Notwithstanding any other provision of this Letter, the Company is not obligated to guarantee any particular tax result for you with respect to any payment or benefit provided to you, and you are responsible for any taxes imposed on you with respect to any such payment or benefit. Nothing in this Letter will be construed as a guarantee of continuing employment for any specified period.

C. Expense Reimbursement. As an employee, you are authorized to incur ordinary and necessary business expenses in the course of your duties. Any reimbursements will be paid to you within 30 days after the date you submit receipts for the expenses, provided you submit those receipts within 60 days after you incur the expense. Solely for clarity of compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), if any reimbursements payable to you are subject to the provisions of Section 409A, any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and the right to reimbursement will not be subject to liquidation or exchange for another benefit.

D. Amendment or Termination. This Letter may be modified or terminated only in a writing signed by both you and an authorized representative of the Company.

E. Section 409A. It is intended that all of the benefits and payments under this Letter satisfy, to the greatest extent possible and to the extent applicable, the exemptions from the application of Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Letter will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this Letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right (if any) to receive any installment payments under this Letter (whether reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment.

F. Entire Agreement. This Letter, the Severance Agreement, the Plan, the award agreements for the equity awards described herein, and the Company’s “clawback” policies set forth the complete and exclusive agreement between you and the Company with regard to your service as CEO with the Company and supersedes any prior representations or agreements about this matter, whether written or verbal.

G. Governing Law. This Letter and all questions arising in connection herewith shall be governed by the laws of the State of Ohio, with venue in any court of competent jurisdiction located in the State of Ohio.

[Signature page follows]

Exhibit 10.1

Please review this Letter carefully and let me know if you have any questions. If this Letter is acceptable to you, please sign it below.

Sincerely,
/s/ Vinod Khilnani
Vinod Khilnani, Lead Director
Materion Corporation

I accept this offer to serve as CEO if and when the Effective Date occurs and agree to the terms and conditions outlined in this Letter.

/s/ Jugal Vijayvargiya
Jugal Vijayvargiya